August 8, 2007

Mr. Roger Leddington

774 Mays Blvd. #10-540

Incline Village, NV 89451

USA

Dear Roger,

I am pleased to extend this opportunity to join Remedent, Inc. (the “Company”) as Vice-President reporting to the Company’s C.E.O. and/or Chairman. I will review the job description with you under separate cover. We are looking forward to you joining our team, and believe this will be a mutually beneficial opportunity and you will have a positive impact on our future.

Your annual salary will be $150,000. On the date you commence employment with the Company (the “Effective Date”), you will be granted 100,000 options under the Company’s 2004 Incentive and Nonstatutory Stock Option Plan. The options will be priced at the Company’ share price at the close of business on the Effective Date. One third of the options shall vest on the first, second, and third anniversary of the Effective Date resulting in one hundred percent (100%) vesting at the end of the third full year of employment with the Company. Payroll is biweekly, paid every other Friday. You will be eligible for an annual performance and salary review. Your employment with the Company is “at-will” and can be terminated with or without cause and with or without notice at any time by you or the Company.

You will accrue three (3) weeks of vacation a year for each of your first two (2) years of employment, following your second year you will accrue at a rate of four (4) weeks of vacation per year. You will be entitled to participate in the Company’s medical, dental, long term disability, vision, short term disability and life insurance programs that may be available to its employees on the first of the month following thirty (30) days of employment.

Employment with the Company is contingent upon satisfactory completion and verification of employment history, reference, background, social security checks, W2 earnings verification and the execution of a Confidentiality and Non-Solicitation Agreement.

As verbally agreed your start date will be determined at a later date. I am looking forward to receiving a positive response to our offer. Please sign below and return this letter to me by Wednesday, August 9, 2007 (fax to +32 9 321 70 90); if this letter is not returned by this date this offer of employment is void. Should you have any questions, please feel free to contact me at +32 9 321 70 80.

Sincerely,

Guy De Vreese

Chairman of the Board

/s/ Roger Leddington	August 8, 2007
Roger Leddington	Date